Exhibit 99.1

Newark, DE, August 7, 2006 – (ARTNA) Artesian Resources Corporation (Artesian) today announced that basic and diluted net income per common share for the quarter ended June 30, 2006 were $0.22 for both as compared to $0.20 for the quarter ended June 30, 2005. Revenues for the quarter were $12.0 million, up 4.4% from $11.5 million in 2005. Net income was $1.4 million, compared to $1.2 million last year, a 13.0% increase.

Basic and diluted net income per common share for the six months ended June 30, 2006 were $0.39 and $0.38, respectively, as compared to $0.36 and $0.35 for the comparable period in 2005. Revenues for the six-month period were $22.5 million, up 5.1% from $21.4 million in 2005. Net income available to common stockholders was $2.4 million, compared to $2.2 million last year, a 9.1% increase.

The increase in net income for both the three months and the six months ended June 30, 2006 was primarily due to improved operating income margins from our non-utility subsidiaries compared to the same period a year ago. Although non-utility operating revenues for the six months ended June 30, 2006 decreased $282,000 compared to the same period a year ago as a result of decreased wastewater design and construction activity, non-utility operating expenses decreased $540,000, resulting in a $258,000 improvement in the gross operating margin.

Utility operating revenues increased $1.4 million, or 6.8% for the six months ended June 30, 2006 primarily as the result of a 6.7%, or $1.3 million increase in water sales revenues compared to the same period last year. A portion of the increase in water sales revenue reflects a 2.8% increase in the number of customers served and slightly higher volumes of water delivered to customers compared to the same period last year. In addition, we recorded $154,000 in water sales revenues in the first quarter of 2006 associated with a remanded issue in our April 2004 rate filing. These revenues were collected in rates from September 2004 through March 2006 and held in reserve until the Delaware Public Service Commission reached a final decision on April 11, 2006. The remainder of the increase is primarily due to additional revenues of $258,000 generated by our Distribution System Improvement Charge in the first six months of 2006 compared to the first six months of 2005. This charge permits more timely recovery of investments made by Artesian related to specific types of distribution system improvements assuring reliable water service.

Utility operating expenses, excluding depreciation and taxes, were $12.0 million for the six months ended June 30, 2006, compared to $10.8 million for the same period in 2005 an increase of 10.7%. The increase in utility operating expense is comprised of:

•	Payroll and employee benefit expense increased $662,000, compared to the same period in 2005, primarily due to a decrease in the capitalization of payroll and benefits associated with our internal staff efforts in 2005 to convert our customer information system, which was placed into service on January 2, 2006. Additional staffing and wage increases also contributed to the increase.

•	Administration expense increased $266,000, primarily as a result of additional legal and consultant expenses related to water utility rate matters.

•	Purchased power expense, purchased water costs and water treatment expense increased $213,000. Purchased power increased $107,000, due primarily to an increase in electric rates. Purchased water costs increased $48,000, primarily as a result of increased rates charged under minimum take agreements. Water treatment expense increased $58,000, as a result of increases in the cost of chemicals used in the water treatment process.

Artesian Resources Corporation, through our wholly owned subsidiary Artesian Water Company, is the largest investor owned regulated public water utility in the State of Delaware and has been providing water within the state since 1905. About $174 million has been invested in Artesian’s utility plant over the last 10 years to provide sufficient treated supply, new water mains and additional storage capacity to meet peak demands and provide fire protection for Delaware residents. We distribute and sell water to residential, commercial, industrial, governmental, municipal and utility customers throughout the state. As of June 30, 2006, Artesian was serving approximately 73,000-metered customers, providing water service to about 242,000 residents (including contract services), approximately 29% of Delaware’s total population. Last year, Artesian distributed 7.5 billion gallons of water. Artesian serves its customers through 107 operating wells. Artesian’s water supply is treated at 50 different locations statewide. Artesian owns and maintains approximately 1,000 miles of water main throughout the state.

Contact: Nicki Taylor
Investor Relations
(302) 453-6943 ntaylor@artesianwater.com

Artesian Resources Corporation
Condensed Consolidated Statement of Operations
(In thousands, except per share amounts)

		(Unaudited)
	Three months ended June 30, 2006	Three months ended June 30, 2005		Six months ended June 30, 2006	Six months ended June 30, 2005

Operating Revenues
Utility Operating Revenue	11,296	10,636		21,537	20,156
Non-Utility Operating Revenue	717	866		966	1,248

	$12,013	$11,502		$22,503	$21,404

Operating Expenses
Utility Operating Expenses	6,167	5,431		11,969	10,808
Non-Utility Operating Expenses	421	888		604	1,144
Depreciation and Amortization	1,021	1,080		2,185	2,122
State & Federal Taxes	874	805		1,528	1,445
Property and Other Taxes	640	591		1,275	1,172

	9,123	8,795		17,561	16,691

Operating Income	2,890	2,707		4,942	4,713

Other Income, net	53	41		498	470

Income Before Interest Charges	2,943	2,748		5,440	5,183

Interest Charges	1,583	1,544		3,085	3,025

Net Income Applicable to Common Stock	$1,360	$1,204		$2,355	$2,158

Weighted Average Common Shares Outstanding - Basic	6,049	5,963	*	6,037	5,960	*
Net Income per Common Share - Basic	$0.22	$0.20	*	$0.39	$0.36	*

Weighted Average Common Shares Outstanding - Diluted	6,238	6,160	*	6,228	6,160	*
Net Income per Common Share - Diluted	$0.22	$0.20	*	$0.38	$0.35	*

* Shares outstanding and per share amounts restated to reflect a three for two common stock split effective May 30, 2006.

Artesian Resources Corporation
Condensed Consolidated Balance Sheet
(In thousands)
(Unaudited)

	June 30, 2006	December 31, 2005

ASSETS

Utility Plant, at original cost less
accumulated depreciation	$242,092	$227,566
Current Assets	11,198	10,406
Regulatory and Other Assets	6,003	5,882

	$259,293	$243,854

CAPITALIZATION AND LIABILITIES

Stockholders' Equity	$59,008	$57,813
Long Term Debt, Net of Current Portion	92,229	92,379
Current Liabilities	16,973	12,238
Advances for Construction	25,014	24,404
Contributions in Aid of Construction	44,546	37,350
Other Liabilities	21,523	19,670

	$259,293	$243,854